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                                                                   EXHIBIT 99.01

VENDINGDATA(TM) CORPORATION

Contact: Steven J. Blad                    or  Yvonne L. Zappulla
         Chief Executive Officer               Managing Director
         VendingData(TM) Corporation           Wall Street Investor Relations Corp.
         702-733-7195                          845-680-0300
         investorrelations@vendingdata.com     Yvonne@WallStreetIR.com
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    VENDINGDATA(TM) CORPORATION REPORTS SECOND QUARTER 2004 FINANCIAL RESULTS

      COMPANY REPORTS REVENUE OF $ 2.06 MILLION, UP FROM $ 1.29 MILLION IN
                                 PRIOR QUARTER


LAS VEGAS, NEVADA- (PRNewswire)-August 9, 2004-VendingData(TM) Corporation (AMEX: VNX), a manufacturer and distributor of products and services for the gaming industry designed to increase security, productivity and profitability of casino operations, today reported financial results for its second quarter ended June 30, 2004. The Company reported revenue of $2.06 million compared to $1.29 million for the first quarter of 2004 and $1.92 million for the second quarter of 2003. Revenues from Deck Checker(TM) units rose 196 percent over the first quarter of 2004 and sales of Shuffler units grew by 30 percent over the quarter, while SecureDrop(R) revenues remained flat.

The Company reported a net loss applicable to common stockholders for the second quarter of $(1.09) million or $(0.06) per share versus the guidance of $(0.07) to $(0.08) the Company previously provided. This also compares to a first quarter 2004 net loss of $(1.47) million or $(0.09) per share and a net loss of $(1.63) million or $(0.21) per share for the second quarter of 2003.

VendingData's(TM) gross margin increased to 48 percent during the second quarter compared to 39 percent in the previous quarter. The Company expects its gross margin to continue to improve, as all future revenues will be generated by inventory produced entirely in China where the cost of production is significantly lower. During the second quarter 2004, approximately 60 percent of products sold were manufactured outside of China. The Company's operating expenses for the second quarter were $1.8 million, virtually flat with the first quarter level, while revenues grew by more than 60 percent.

Cash and equivalents on June 30, 2004 were $2.4 million compared to $11.5 million on December 31, 2003 with total liabilities decreasing from $9.9 million at December 31, 2003 to $5.45 million at June 30, 2004. The long-term portion of the Company's debt totaled $1.1 million at June 30, 2004. Interest expense in the quarter totaled $232,000 down from $706,000 in the quarter ending June 30, 2003.


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Steven J. Blad, VendingData's(TM) CEO, commented, "During the second quarter we sold substantially all of our non-China produced inventory. Going forward, we expect margins to continue to improve from the low-cost profile of our Xiaolan City plant. Additionally, we have transitioned greater responsibilities to China, increased our headcount and still managed to keep our overall operating expense virtually flat for the second quarter versus the prior quarter." Mr. Blad continued, "It has become very clear to us during the quarter that the Deck Checker(TM) has captured the industry's attention and has the potential to become a blockbuster product. We are hopeful that our other two products will have the same degree of success during the second half of the year; as we begin to aggressively market our new shuffler line manufactured in China and resume SecureDrop(R) installations.


CONFERENCE CALL
---------------

CONFERENCE CALL DETAILS:

DATE/TIME: MONDAY, AUGUST 9, 2004--4:30 P.M. (ET)
TELEPHONE NUMBER: 800-901-5213
INTERNATIONAL DIAL-IN NUMBER: 617-786-2962
PARTICIPANT PASS CODE: 15920613

It is recommended that participants phone-in at least 10 minutes before the call is scheduled to begin. The conference call can also be accessed on the Internet through CCBN at www.fulldisclosure.com. A replay of the conference call in its entirety will be available approximately one hour after its completion for 7 days by dialing 888-286-8010 (U.S.), 617-801-6888 (International) and entering the pass code 64586146.




ABOUT VENDINGDATA(TM) CORPORATION

VendingData(TM) Corporation is a Las Vegas-based developer, manufacturer and distributor of products for the gaming industry including the SecureDrop(R) System, Deck Checker(TM) and Random Ejection Shuffler(TM) line. The Company's products are currently installed in casinos throughout the United States, including Caesars Palace, Circus Circus, Harrah's Entertainment, Luxor, Oneida Bingo & Casino and the Venetian. International customers include casinos in Argentina, China, Columbia, Korea, Malaysia, Peru, United Kingdom, and Uruguay. Visit the VendingData Web site at http://www.vendingdata.com.


This release contains forward-looking statements. Such statements reflect and are subject to risks and uncertainties that could cause actual results to differ materially from expectations. Factors that could cause actual results to differ materially from expectations include, but are not limited to, the following the success of the transition of our manufacturing and assembly to China, changes in the level of consumer or commercial acceptance of the Company's existing products and new products as introduced; competitive advances; acceleration and/or deceleration of various product development and roll out schedules; higher than expected manufacturing, service, selling, administrative, product development and/or roll out costs; current and future litigation; regulatory and jurisdictional issues involving VendingData(TM) Corporation or its products specifically, and for the gaming industry in general; general and casino industry economic conditions; the financial health of the Company's casino and distributor customers both nationally and internationally; and the risks and factors described from time to time in the Company's reports filed with the Securities and Exchange Commission, including, but not limited to the company's Form 10-QSB for the quarter ended March 31 and June 30, 2004, and, the Company's Annual Report on form 10-KSB for the year ended December 31, 2003.

                                      # # #


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                                        VENDINGDATA CORPORATION
                                       STATEMENTS OF OPERATIONS

                                              (UNAUDITED)

                                          THREE MONTHS ENDED JUNE 30,      SIX MONTHS ENDED JUNE 30,
                                         -----------------------------   -----------------------------
                                             2004            2003            2004            2003
                                         -------------   -------------   -------------   -------------
REVENUES:
   Sales                                 $  1,877,656    $  1,619,055    $  2,870,710    $  3,223,980
   Rental                                     161,110         300,430         372,173         630,743
   Other                                       20,762              12         109,535             132
                                         -------------   -------------   -------------   -------------
                                            2,059,528       1,919,497       3,352,418       3,854,855
                                         -------------   -------------   -------------   -------------
OPERATING EXPENSES:
   Cost of sales                            1,068,888         887,082       1,849,625       2,134,286
   Selling, general and administrative      1,451,912       1,732,033       2,877,946       3,064,524
   Research and development                   392,807         228,476         671,560         372,860
                                         -------------   -------------   -------------   -------------
                                            2,913,607       2,847,591       5,399,131       5,571,670
                                         -------------   -------------   -------------   -------------
Loss from operations                         (854,079)       (928,094)     (2,046,713)     (1,716,815)
                                         -------------   -------------   -------------   -------------

Interest expense, unrelated parties           231,479         556,095         494,101       1,053,771
Interest expense, related parties                 540         149,572          15,063         309,393
Gain on disposition of assets                      --              --            (567)             --
                                         -------------   -------------   -------------   -------------
     Total interest expense, net              232,019         705,667         508,597       1,363,164
                                         -------------   -------------   -------------   -------------

Net loss                                 $ (1,086,098)   $ (1,633,761)   $ (2,555,310)   $ (3,079,979)
                                         =============   =============   =============   =============

Basic and Diluted loss per share         $      (0.06)   $      (0.21)   $      (0.15)   $      (0.40)
                                         =============   =============   =============   =============

Weighted average shares outstanding        17,187,798       7,646,430      17,187,798       7,636,185
                                         =============   =============   =============   =============



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                                              VENDINGDATA CORPORATION
                                                  BALANCE SHEETS
                                                                                       JUNE 30,      DECEMBER 31,
                                                                                         2004            2003
                                                                                     -------------   -------------
                                        ASSETS                                           (UNAUDITED)
CURRENT ASSETS:
  Cash and cash equivalents ......................................................   $  2,407,419    $ 11,526,664
  Current portion of accounts receivable, trade, net of allowance for
   uncollectables of $124,561 and $125,530 .......................................      3,535,365       2,354,054
  Due from affiliate .............................................................         18,407          31,802
  Other receivables ..............................................................         67,133          29,836
  Inventories ....................................................................      5,569,258       4,150,414
  Prepaid expenses ...............................................................        331,882          52,028
                                                                                     -------------   -------------
                                                                                       11,929,464      18,144,798

Equipment rented to customers, net of accumulated depreciation of $441,894
  and $316,245 ...................................................................        523,350         608,555
Property and equipment, net of accumulated depreciation of $2,060,740 and
  $1,859,206 .....................................................................        998,270       1,063,951
Intangible assets, net of accumulated amortization of $360,081 and $288,203 ......      1,208,051       1,282,088
Due from affiliate - non current .................................................        118,800         118,800
Accounts receivable, trade, net of current portion, less unamortized discount ....      1,623,926       1,140,984
Deferred expenses ................................................................        444,825         250,697
Deposits .........................................................................      1,138,278       1,284,827
Other assets .....................................................................             --         265,478
                                                                                     -------------   -------------
                                                                                     $ 17,984,964    $ 24,160,178
                                                                                     =============   =============

                    LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current portion of leases payable ..............................................   $  1,962,174    $  2,237,073
  Accounts payable ...............................................................        930,399       1,727,460
  Accrued expenses ...............................................................        578,374         824,307
  Deferred revenues, current portion .............................................        250,360         171,875
  Short-term debt ................................................................        238,250         270,743
  Current portion of convertible debt ............................................             --       2,368,077
  Customer deposits ..............................................................        198,560         178,805
                                                                                     -------------   -------------
                                                                                        4,158,117       7,778,340

  Deferred revenues, net of current portion ......................................        276,045         219,890
  Leases payable, net of current portion .........................................      1,011,966       1,916,723
                                                                                     -------------   -------------
                                                                                        5,446,128       9,914,953
STOCKHOLDERS' EQUITY:
  Preferred stock, $.001 par value, 10,000,000 shares authorized, no shares
   issued and outstanding ........................................................             --              --
  Common stock, $.001 par value, 25,000,000 shares authorized, 17,187,799
   and 16,765,580 shares issued and outstanding ..................................         17,188          16,766
Additional paid-in capital .......................................................     59,659,307      58,810,806
Deficit ..........................................................................    (47,137,659)    (44,582,347)
                                                                                     -------------   -------------
  Total stockholders' equity .....................................................     12,538,836      14,245,225
                                                                                     -------------   -------------
  Total liabilities and stockholders' equity .....................................   $ 17,948,964    $ 24,160,178
                                                                                     =============   =============

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